Exhibit A

Amended and Restated Joint Filing Agreement

This Amended and Restated Joint Filing Agreement (this “Agreement”), which amends and restates the Joint Filing Agreement dated as of November 23, 2018, is entered into as of May 13, 2026, by and among the parties hereto. The undersigned hereby agree that the Statement on Schedule 13D with respect to the Common Share of Ballard Power Systems Inc., a British Columbia, Canada company, and any amendment thereafter signed by each of the undersigned shall be (unless otherwise determined by the undersigned) filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Weichai Power Hong Kong International Development Co., Limited

By:	/s/ Yunyun Hu
Name:	Yunyun Hu
Title:	Director

Weichai Power Co., Ltd.

By:	/s/ Chenglong Sun
Name:	Chenglong Sun
Title:	Authorized Representative

Shandong Heavy Industry Group Co., Ltd.

By:	/s/ Chenglong Sun
Name:	Chenglong Sun
Title:	Authorized Representative